Exhibit 10.4

Execution Copy

[Published CUSIP Number: ________________]

FOUR-YEAR CREDIT AGREEMENT

Dated as of May 5, 2006

among

AUTOZONE, INC.,
as Borrower,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTY HERETO

AND

BANK OF AMERICA, N.A.,
as Administrative Agent

and

CITICORP USA, INC.,
as Syndication Agent
______________________________________________________________

BANC OF AMERICA SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Book Managers
and

JPMORGAN CHASE BANK,
WACHOVIA BANK, NATIONAL ASSOCIATION
and
SUNTRUST BANK,
as Co-Documentation Agents

i

5.13	Purpose of Loans.	45
5.14	Disclosure.	45
5.15	Taxpayer Identification Number.	45
SECTION 6 AFFIRMATIVE COVENANTS		45
6.1	Information Covenants.	45
6.2	Preservation of Existence and Franchises.	50
6.3	Books and Records.	50
6.4	Compliance with Law.	50
6.5	Payment of Taxes and Other Indebtedness.	50
6.6	Insurance.	50
6.7	Maintenance of Property.	50
6.8	Use of Proceeds.	51
6.9	Audits/Inspections.	51
6.10	Adjusted Debt to EBITDAR Ratio.	51
6.11	Interest Coverage Ratio.	51
SECTION 7 NEGATIVE COVENANTS		51
7.1	Liens.	51
7.2	Nature of Business.	51
7.3	Consolidation, Merger, Sale or Purchase of Assets, etc.	52
7.4	Fiscal Year.	53
7.5	Subsidiary Indebtedness.	53
SECTION 8 EVENTS OF DEFAULT		54
8.1	Events of Default.	54
8.2	Acceleration; Remedies.	56
SECTION 9 AGENCY PROVISIONS		57
9.1	Appointment and Authority.	57
9.2	Delegation of Duties.	57
9.3	Exculpatory Provisions.	57
9.4	Reliance on Communications.	58
9.5	Notice of Default.	58
9.6	Non-Reliance on Administrative Agent and Other Lenders.	59
9.7	Indemnification.	60
9.8	Administrative Agent in its Individual Capacity.	60
9.9	Successor Administrative Agent.	61
9.10	Syndication Agent.	61
SECTION 10 MISCELLANEOUS		62
10.1	Notices.	62
10.2	Right of Set-Off.	64
10.3	Successors and Assigns.	64
10.4	No Waiver; Remedies Cumulative.	68
10.5	Payment of Expenses, etc.	68
10.6	Amendments, Waivers and Consents.	69

ii

10.7	Counterparts.	70
10.8	Headings.	70
10.9	Survival.	70
10.10	Governing Law; Submission to Jurisdiction; Venue.	71
10.11	Severability.	71
10.12	Entirety.	71
10.13	Binding Effect; Termination.	72
10.14	Confidentiality.	72
10.15	Source of Funds.	73
10.16	Conflict.	73
10.17	USA PATRIOT Act Notice.	74
10.18	No Advisory or Fiduciary Responsibility.	74

SCHEDULES

Schedule 1.1	Applicable Percentage
Schedule 2.1(a)	Lenders
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(f)	Form of Competitive Note
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 3.4(b)	Form of New Commitment Agreement
Schedule 4.1(f)	Form of Legal Opinion
Schedule 5.5	Material Litigation
Schedule 5.12	Subsidiaries
Schedule 6.1(c)	Form of Officer’s Compliance Certificate
Schedule 7.5	Subsidiary Indebtedness
Schedule 10.1	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 10.3(a)	Form of Assignment and Acceptance
Schedule 10.3(b)	Processing and Recordation Fees

iii

FOUR-YEAR CREDIT AGREEMENT

THIS FOUR-YEAR CREDIT AGREEMENT dated as of May 5, 2006 (the "Credit Agreement"), is by and among AUTOZONE, INC., a Nevada corporation (the "Borrower"), the several lenders identified on the signature pages hereto and such other lenders as may from time to time become a party hereto (the "Lenders"), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and CITICORP USA, INC., as syndication agent (in such capacity, the "Syndication Agent").

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders provide certain financial accommodations to the Borrower in the form of a revolving credit facility, as more particularly described herein;

WHEREAS, the Lenders have agreed to provide such financial accommodations to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

"Administrative Agent" shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

"Administrative Agent’s Fee Letter" means that certain letter agreement, dated as of April 7, 2006, between the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

"Administrative Agent’s Fees" shall have the meaning assigned to such term in Section 3.5(b).

"Administrative Questionnaire" means an Administrative Questionnaire in a form  supplied by the Administrative Agent.

"Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Amended and Restated Five-Year Credit Agreement" means that certain Second Amended and Restated Five-Year Credit Agreement dated as of the date hereof by and among the Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and Citicorp USA, Inc., as syndication agent, as amended, modified, restated, supplemented or replaced from time to time.

"Applicable Percentage" means, for purposes of calculating the applicable interest rate for any day for any Revolving Loan, the applicable rate of the Facility Fee for any day for purposes of Section 3.5(a), the applicable rate of the Utilization Fee for any day for the purposes of Section 3.5(c), the appropriate applicable percentage set forth on Schedule 1.1. The Applicable Percentages shall be determined and adjusted on the following dates (each a "Calculation Date"):

(i) where the Borrower has a senior unsecured (non-credit enhanced) long term debt rating from S&P and/or Moody’s, five (5) Business Days after receipt of notice by the Administrative Agent of a change in any such debt rating, based on such debt rating(s); and

(ii) where the Borrower previously had a senior unsecured (non-credit enhanced) long term debt rating from S&P and/or Moody’s, but either or both of S&P and Moody’s withdraws its rating such that the Borrower’s senior unsecured (non-credit enhanced) long term debt no longer is rated by either S&P or Moody’s, five (5) Business Days after receipt by the Administrative Agent of notice of the withdrawal of the last to exist of such previous debt ratings, based on Pricing Level V until the earlier of (A) such time as S&P and/or Moody’s provides another rating for such debt of the Borrower or (B) the Required Lenders have agreed to an alternative pricing grid or other method for determining Pricing Levels pursuant to an effective amendment to this Credit Agreement.

The Applicable Percentage shall be effective from a Calculation Date until the next such Calculation Date. The Administrative Agent shall determine the appropriate Applicable Percentages promptly upon receipt of the notices and information necessary to make such determination and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive, absent convincing evidence to the contrary.

"Arrangers" means Banc of America Securities LLC and Citigroup Global Markets Inc., together with any successors or assigns.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one  another.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee with the consent of any party whose consent is required by Section 10.3(b), and accepted by the Administrative Agent, in substantially the form of Schedule 10.3(a) or any other form approved by the Administrative Agent.

"Audited Financial Statements" means the audited consolidated balance sheet of  the Borrower and its Subsidiaries for the fiscal year ended August 27, 2005, and the related consolidated statements of income or operations, stockholders’ equity and cash  flows for such fiscal year of the Borrower and its Subsidiaries, including the notes  thereto.

"Bank of America" means Bank of America, N.A. and its successors.

"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

"Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

"Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

"Borrower" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England and New York, New York.

"Calculation Date" has the meaning set forth in the definition of Applicable Percentage.

"Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

"Change of Control" means either (i) a "person" or a "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the then outstanding voting stock of the Borrower or (ii) a majority of the board of directors of the Borrower shall consist of individuals who are not Continuing Directors. For purposes hereof, "Continuing Directors" means, as of any date of determination, (i) an individual who on the date two years prior to such determination date was a member of the Borrower’s board of directors or (ii) (a) any new director whose nomination for election by the Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors on the date two years prior to such determination date or whose nomination for election was previously so approved (or who are Continuing Directors pursuant to clause (b) below) or (b) any director who was elected by a majority of the directors then still in office who either were directors on the date two years prior to such determination date or whose nomination for election was previously so approved (or who are Continuing Directors pursuant to clause (a) above). Notwithstanding the foregoing, a Reorganization permitted by under Section 7.3 hereof shall not be deemed a Change of Control for the purposed of this Credit Agreement.

"Change of Control Notice" shall have the meaning specified in Section 3.4(e).

"Change of Control Prepayment Amount" shall have the meaning specified in Section 3.4(e).

"Change of Control Standstill Period" shall have the meaning specified in Section 3.4(e).

"Closing Date" means the date hereof.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

"Commercial Credit Business Arrangement" means any agreement between the Borrower or any of its Subsidiaries and an entity that purchases such Person’s commercial accounts receivables with only such limited recourse back to such Person as is customary in factoring arrangements of this type.

"Commitment" means with respect to each Lender, the Revolving Commitment of such Lender.

"Commitment Percentage" means, for any Lender, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Committed Amount.

"Competitive Bid" means an offer by a Lender to make a Competitive Loan pursuant to the terms of Section 2.2.

"Competitive Bid Rate" means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.2, the fixed rate of interest offered by the Lender making the Competitive Bid.

"Competitive Loan" means a loan made by a Lender in its discretion pursuant to the provisions of Section 2.2.

"Competitive Note" means a promissory note of the Borrower in favor of a Lender delivered pursuant to Section 2.2(f) and evidencing the Competitive Loans, if any, of such Lender, as such promissory note may be amended, modified, restated or replaced from time to time.

"Consolidated Adjusted Debt" means, at any time, the sum of, without duplication, (i) Consolidated Funded Indebtedness and (ii) the product of Consolidated Rents multiplied by 6.0.

"Consolidated EBITDA" means, for any period for the Borrower and its Subsidiaries, Consolidated Net Income plus Consolidated Interest Expense plus all provisions for any Federal, state or other domestic and foreign income taxes plus depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis or otherwise defined herein. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

"Consolidated EBITDAR" means, for any period, the sum of Consolidated EBITDA and Consolidated Rents. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

"Consolidated EBITR" means, for any period for the Borrower and its Subsidiaries, Consolidated EBITDA minus depreciation and amortization plus Consolidated Rents, in each case on a consolidated basis as determined in accordance with GAAP applied on a consistent basis. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

"Consolidated Funded Indebtedness" means, at any time, the outstanding principal amount of all Funded Indebtedness, without duplication and on a consolidated basis, of the Borrower and its Subsidiaries at such time.

"Consolidated Interest Coverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated EBITR to (ii) Consolidated Interest Expense plus Consolidated Rents.

"Consolidated Interest Expense" means, for any period for the Borrower and its Subsidiaries, all interest expense plus the interest component under Capital Leases, in each case on a consolidated basis as determined in accordance with GAAP applied on a consistent basis. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

"Consolidated Net Income" means, for any period for the Borrower and its Subsidiaries, net income on a consolidated basis determined in accordance with GAAP applied on a consistent basis, but excluding (i) share-based expenses and all other non-cash charges (other than any such charges that would result in an accrual or a reserve for cash charges in the future); and (ii) non-recurring charges in an aggregate amount not to exceed $50,000,000 collectively with respect to all periods relevant for the calculation of the financial covenants contained in Sections 6.10 and 6.11. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

"Consolidated Rents" means, for any period for the Borrower and its Subsidiaries, all rental expense of the Borrower and its Subsidiaries for such period under operating leases (specifically including rents paid in connection with synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products), on a consolidated basis as determined in accordance with GAAP applied on a consistent basis, but excluding rental expense related to any operating lease that has been converted to a Capital Lease. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

"Credit Documents" means a collective reference to this Credit Agreement, the Notes, the Administrative Agent’s Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

"Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Designating Lender" has the meaning set forth in Section 10.3(e).

"Dollars" and "$" means dollars in lawful currency of the United States of America.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.3(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.3(b)(iii)).

"Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means an entity which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

"ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

"Eurodollar Base Rate" has the meaning specified in the definition of Eurodollar Rate.

"Eurodollar Loan" means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

"Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage

Where,

"Eurodollar Base Rate" means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.

"Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

"Event of Default" means such term as defined in Section 8.1.

"Existing 364-Day Credit Agreement" means that certain Amended and Restated 364-Day Credit Agreement dated as of May 17, 2004 (and extended on May 16, 2005 pursuant to the terms of Section 3.4(c) thereof) by and among the Borrower, the lenders party thereto, Fleet National Bank, as administrative agent, and Citicorp USA, Inc., as syndication agent, as amended, modified, restated, supplemented or replaced from time to time.

"Facilities" means a collective reference to (i) the revolving loan facility established pursuant to Section 2.1 and (ii) the revolving loan facility established pursuant to the Amended and Restated Five-Year Credit Agreement.

"Facility Fee" shall have the meaning assigned to such term in Section 3.5(a).

"Facility Fee Calculation Period" shall have the meaning assigned to such term in Section 3.5(a).

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Fees" means all fees payable pursuant to Section 3.5.

"Financial Officer" means, with respect to the Borrower, the Treasurer, the Controller, the General Counsel, or the Chief Financial Officer of the Borrower; provided that the Borrower may designate additional persons or delete persons so authorized by written notice to the Administrative Agent from at least two existing Financial Officers of the Borrower.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Funded Indebtedness" means, with respect to any Person (for purposes of this sentence only, the "Debtor"), without duplication and on a consolidated basis, (i) all Indebtedness of such Debtor for borrowed money; (ii) all purchase money Indebtedness of such Debtor, including without limitation the principal portion of all obligations of such Debtor under Capital Leases; (iii) all Guaranty Obligations of such Debtor with respect to Funded Indebtedness of another Person; (iv) the maximum amount of all (x) drawn and unreimbursed documentary letters of credit, (y) standby letters of credit and (z) bankers acceptances, in each case issued or created for the account of such Debtor and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and (v) all Funded Indebtedness of another Person secured by a Lien on any Property of such Debtor, whether or not such Funded Indebtedness has been assumed. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

"Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

"Indebtedness" of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, (x) subject to the proviso below, the maximum amount of all letters of credit issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date and (xii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; provided that Indebtedness shall not include (i) any documentary letters of credit or other letters of credit used by such Person for the financing of inventory in the ordinary course of business, except to the extent such letters of credit have been drawn upon and unreimbursed or (ii) any amounts received by such Person pursuant to a Commercial Credit Business Arrangement. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

"Information" has the meaning specified in Section 10.14.

"Interest Payment Date" means (i) as to any Base Rate Loan, the last Business Day of each March, June, September and December, the date of repayment of principal of such Loan and the Termination Date and (ii) as to any Eurodollar Loan or any Competitive Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and on the Termination Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

"Interest Period" means (i) as to any Eurodollar Loan, a period of one, two, three or six month’s duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals) and (ii) as to any Competitive Loan, a period commencing in each case on the date of the borrowing and ending on the date specified in the applicable Competitive Bid whereby the offer to make such Competitive Loan was extended (such ending date in any event to be no less than one week and not more than 180 days from the date of the borrowing); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) in the case of Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws or as otherwise determined by the Borrower’s external auditors on a quarterly basis that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis that has not been (x) disclosed to the Administrative Agent, who in turn discloses such material weaknesses to the Lenders, and (y) remedied or otherwise diligently addressed (or is in the process of being diligently addressed) by the Borrower in accordance with recommendations made by the Borrower's auditors in consultation with the Borrower.

"Lenders" means each of the Persons identified as a "Lender" on the signature pages hereto, and each Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

"Lending Installation" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any condi-tional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

"Loan" or "Loans" means the Revolving Loans and/or the Competitive Loans.

"Master Account" means such account as may be identified by written notice from at least two Financial Officers of the Borrower to the Administrative Agent.

"Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents or (iii) any aspect of the Borrower or its business that adversely affects the material rights and remedies of the Lenders under the Credit Documents.

"Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

"Mexican Subsidiaries" means, collectively, the following Subsidiaries of the Borrower: AutoZone de Mexico, S. de R.L. de C.V., Zone Compra, S. de R.L. de C.V., Service Zone, S.de R.L. de C.V., Data Zone, S. de R.L. de C.V., Controladora AutoZone, S. de R.L. de C.V., and any other Subsidiary of the Borrower formed after the Closing Date and organized under the laws of Mexico.

"Moody’s" means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

"Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

"Multiple Employer Plan" means a Plan which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

"New Commitment Agreement" means a New Commitment Agreement substantially in the form of Schedule 3.4(b), as executed pursuant to Section 3.4(b).

"Note" or "Notes" means any Revolving Note and/or any Competitive Note, as the context may require.

"Notice of Borrowing" means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).

"Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by Section 3.2.

"Participant" has the meaning specified in Section 10.3(d).

"Participation Interest" means, the extension of credit by a Lender by way of a purchase of a participation in any Loans as provided in Section 3.13.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

"PCAOB" means the Public Company Accounting Oversight Board.

"Permitted Liens" means:

(i) Liens in favor of the Administrative Agent on behalf of the Lenders;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole;

(viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(ix) Liens on assets at the time such assets are acquired by the Borrower or any Subsidiary in accordance with Section 7.3(d); provided that such Liens are not created in contemplation of such acquisition;

(x) Liens on assets of any Person at the time such Person becomes a Subsidiary in accordance with Section 7.3(d); provided that such Liens are not created in contemplation of such Person becoming a Subsidiary;

(xi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xii) Liens on receivables sold pursuant to a Commercial Credit Business Arrangement;

(xiii) Liens on inventory held by the Borrower or any of its Subsidiaries under consignment;

(xiv) Liens on any inventory of the Borrower or any of its Subsidiaries in favor of a vendor of such inventory, arising in the normal course of business upon its sale to the Borrower or any such Subsidiary; and

(xv) other Liens on Property of the Borrower and its Subsidiaries, so long as the Borrower and its Subsidiaries own at all times Property (a) unencumbered by any Liens other than Liens permitted by clauses (i) through (xiv) above and (b), having an aggregate fair market value of at least $2,000,000,000.

"Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

"Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

"Platform" has the meaning specified in Section 6.1.

"Pricing Level" means the applicable pricing level for the Applicable Percentage shown in Schedule 1.1.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Register" shall have the meaning given such term in Section 10.3(c).

"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

"Regulation D, T, U, or X" means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

"Reorganization" shall have the meaning specified in Section 7.03.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

"Required Lenders" means, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Administrative Agent) and holding in the aggregate more than 50% of (i) the Commitment Percentages or (ii) if the Commitments have been terminated, the outstanding Loans and Participation Interests.

"Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

"Revolving Commitment" means, with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1(a) (as such amount may be reduced or increased from time to time in accordance with the provisions of this Credit Agreement), to make Revolving Loans in accordance with the provisions of Section 2.1(a).

"Revolving Committed Amount" shall have the meaning assigned to such term in Section 2.1(a).

"Revolving Loans" shall have the meaning assigned to such term in Section 2.1(a).

"Revolving Note" means a promissory note of the Borrower in favor of a Lender delivered pursuant to Section 2.1(e) and evidencing the Revolving Loans of such Lender, as such promissory note may be amended, modified, restated or replaced from time to time.

"S&P" means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

"SPV" has the meaning set forth in Section 10.3(e).

"Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

"Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

"Syndication Agent" means Citicorp USA, Inc., together with any successors and assigns.

"Term Loan Amendment" means the First Amendment dated on or about the date hereof to that certain Credit Agreement dated as of December 23, 2004 by and among the Borrower, the lenders from time to time party thereto, Fleet National Bank, as administrative agent, and Wachovia Bank, National Association, as syndication agent.

"Terminating Lenders" shall have the meaning specified in Section 3.4(e).

"Termination Date" means May 5, 2010, provided, however that if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

"Utilization Fee" shall have the meaning set forth in Section 3.5(c).

"Utilization Fee Period" shall have the meaning assigned to such term in Section 3.5(c).

1.2 Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the financial statements as at August 27, 2005); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4 Time of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 2

CREDIT FACILITIES

2.1 Revolving Loans.

(a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower revolving credit loans requested by the Borrower in Dollars ("Revolving Loans") up to such Lender’s Revolving Commitment from time to time from the Closing Date until the Termination Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed THREE HUNDRED MILLION DOLLARS ($300,000,000.00) (as such aggregate maximum amount may be reduced or increased from time to time as provided in Sections 3.3 and 3.4, the "Revolving Committed Amount"); provided, further, (i) with regard to each Lender individually, such Lender’s outstanding Revolving Loans shall not exceed such Lender’s Revolving Commitment, and (ii) with regard to the Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding Competitive Loans shall not at any time exceed the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than 25 Eurodollar Loans shall be outstanding hereunder at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period. Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. Notwithstanding the foregoing, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to Section 3.4(e) hereof.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by notice, which may be given by telephone and promptly confirmed in writing. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon on the Business Day of the requested borrowing in the case of Base Rate Loans, and (ii) 11:00 A.M. three Business Days prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable, executed by a Financial Officer of the Borrower and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Administrative Agent shall give notice to each affected Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower as specified in Section 3.14(a), or in such other manner as the Administrative Agent may specify in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the Master Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date, subject to the provisions of Sections 3.4(c) and (e).

(d) Interest. Subject to the provisions of Section 3.1,

(i) Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage; and

(ii) Eurodollar Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Eurodollar Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Revolving Notes. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender’s Revolving Commitment and in substantially the form of Schedule 2.1(e).

2.2 Competitive Loan Subfacility.

(a) Competitive Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Borrower may, from time to time from the Closing Date until the Termination Date, request and each Lender may, in its sole discretion, agree to make, Competitive Loans in Dollars to the Borrower; provided, however, that (i) the aggregate principal amount of outstanding Competitive Loans shall not at any time exceed the Revolving Committed Amount, and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding Competitive Loans plus the aggregate principal amount of outstanding Swingline Loans plus the L/C Obligations outstanding shall not at any time exceed the Revolving Committed Amount. Each Competitive Loan shall be not less than $10,000,000 in the aggregate and integral multiples of $1,000,000 in excess thereof (or the remaining portion of the Revolving Committed Amount, if less). Notwithstanding the foregoing, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to Section 3.4(e) hereof.

(b) Competitive Bid Requests. The Borrower may solicit by making a written or telefax request to all of the Lenders for a Competitive Loan. To be effective, such request must be received by each of the Lenders by 2:00 P.M. one Business Day prior to the date of the requested borrowing and must specify (i) that a Competitive Loan is requested, (ii) the amount of such Competitive Loan and (iii) the Interest Period for such Competitive Loan.

(c) Competitive Bids. Upon receipt of a request by the Borrower for a Competitive Loan, each Lender may, in its sole discretion, submit a Competitive Bid containing an offer to make a Competitive Loan in an amount up to the amount specified in the related request for Competitive Loans. Such Competitive Bid shall be submitted to the Borrower by telephone notice (to be immediately confirmed by telecopy) by 11:00 A.M. on the date of the requested Competitive Loan. Competitive Bids so made shall be irrevocable. Each Competitive Bid shall specify (i) the date of the proposed Competitive Loan, (ii) the maximum and minimum principal amounts of the Competitive Loan for which such offer is being made (which may be for all or a part of (but not more than) the amount requested by the Borrower), (iii) the applicable Competitive Bid Rate, and (iv) the applicable Interest Period.

(d) Acceptance of Competitive Bids. The Borrower may, before 11:00 A.M. on the date of the requested Competitive Loan, accept any Competitive Bid by giving the applicable Lender and the Administrative Agent telephone notice (immediately confirmed in writing) of (i) the Lender or Lenders whose Competitive Bid(s) is/are accepted, (ii) the principal amount of the Competitive Bid(s) so accepted and (iii) the Interest Period of the Competitive Bid(s) so accepted. The Borrower may accept any Competitive Bid in whole or in part; provided, however, that (a) the principal amount of each Competitive Loan may not exceed the maximum amount offered in the Competitive Bid and may not be less than the minimum amount offered in the Competitive Bid, (b) the principal amount of each Competitive Loan may not exceed the total amount requested pursuant to subsection (a) above, (c) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if it has decided to reject a Competitive Bid made at a lower Competitive Bid Rate and (d) if the Borrower shall accept a Competitive Bid or Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Bids shall cause the total amount of Competitive Bids to be accepted by the Borrower to exceed the total amount requested pursuant to subsection (a) above, then the Borrower shall accept a portion of such Competitive Bid or Bids in an amount equal to the total amount requested pursuant to subsection (a) above less the amount of other Competitive Bids accepted with respect to such request, which acceptance, in the case of multiple Competitive Bids at the same Competitive Bid Rate, shall be made pro rata in accordance with each such Competitive Bid at such Competitive Bid Rate. Competitive Bids so accepted by the Borrower shall be irrevocable.

(e) Funding of Competitive Loans. Upon acceptance by the Borrower pursuant to subsection (d) above of all or a portion of any Lender’s Competitive Bid, such Lender shall, before such time as determined by such Lender in accordance with such Lender’s customary practices, on the date of the requested Competitive Loan, make such Competitive Loan available by crediting the Master Account with the amount of such Competitive Loan.

(f) Competitive Notes. The Competitive Loans of each Lender shall be evidenced by a single Competitive Note duly executed on behalf of the Borrower, dated the date hereof, in substantially the form of Schedule 2.2(f), payable to the order of such Lender.

(g) Repayment of Competitive Loans. The Borrower shall repay to each Lender which has made a Competitive Loan on the last day of the Interest Period for such Competitive Loan the then unpaid principal amount of such Competitive Loan. Unless the Borrower shall repay the maturing Competitive Loan or give to notice to the Administrative Agent of its intent to otherwise repay such Loan not later than 11:00 A.M. on the last day of the Interest Period, the Borrower shall be deemed to have requested a Revolving Loan advance comprised of Base Rate Loans in the amount of the maturing Competitive Loan, the proceeds of which will be used to repay such Competitive Loan.

(h) Interest on Competitive Loans. The Borrower shall pay interest to each Lender on the unpaid principal amount of each Competitive Loan from and including the date of such Competitive Loan to but excluding the stated maturity date thereof, at the applicable Competitive Bid Rate for such Competitive Loan (computed on the basis of the actual number of days elapsed over a year of 360 days). Interest on Competitive Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(i) Limitation on Number of Competitive Loans. The Borrower shall not request a Competitive Loan if, assuming the maximum amount of Competitive Loans so requested is borrowed as of the date of such request, the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding Competitive Loans would exceed the aggregate Revolving Committed Amount.

(j) Change in Procedures for Requesting Competitive Loans. The Borrower and the Lenders hereby agree that, notwithstanding any other provision to the contrary contained in this Credit Agreement, upon mutual agreement of the Administrative Agent and the Borrower and written notice by the Administrative Agent to the Lenders, all further requests by the Borrower for Competitive Loans shall be made by the Borrower to the Lenders through the Administrative Agent in accordance with such procedures as shall be prescribed by the Administrative Agent and acceptable to the Borrower and each Lender.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 1% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 1% greater than the Base Rate).

3.2 Extension and Conversion.

The Borrower shall have the option, on any Business Day, to deliver a Notice of Extension/Conversion to (i) extend existing Loans into a single subsequent permissible Interest Period, (ii) convert Loans into Loans of another interest rate type or (iii) extend existing Loans into automatic rolling subsequent three-month Interest Periods; provided that, with respect to this clause (iii) such Loans will be automatically extended on the last day of each three-month Interest Period into the subsequent three-month Interest Period (as requested pursuant to the relevant Notice of Extension/Conversion) until such time as the Borrower delivers a new Notice of Extension/Conversion, which new Notice of Extension/Conversion shall be delivered prior to 11:00 A.M. on the fifth Business Day prior to the last day of the then current Interest Period; provided, however, that (a) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (c) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (d) no more than 25 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), (e) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (f) Competitive Loans may not be extended or converted pursuant to this Section 3.2. Each such extension or conversion shall be effected by a Financial Officer of the Borrower giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (b), (c), (d) and (e) of Section 4.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3 Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans (other than Competitive Loans, which may not be prepaid) in whole or in part from time to time, subject to Section 3.11, but otherwise without premium or penalty; provided, however, that (i) Base Rate Loans may only be prepaid on one Business Day's prior written notice to the Administrative Agent and specifying the applicable Loans to be prepaid; (ii) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and specifying the applicable Loans to be prepaid; and (iii) each such partial prepayment of Loans shall be in the case of Revolving Loans, in a minimum principal amount of $5,000,000 and multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the Revolving Loan being prepaid). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect.

(b) Mandatory Prepayments.

(i) Commitment Limitation. If at any time, the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding Competitive Loans shall exceed the Revolving Committed Amount, the Borrower promises to immediately prepay Loans in an amount sufficient to eliminate such excess (such payments to be applied as set forth in clause (ii) below).

(iiii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 3.3(b) shall be applied as follows: (A) with respect to all amounts paid pursuant to Section 3.3(b), to Revolving Loans. Within the parameters of the applications set forth above, payments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All payments under this Section 3.3(b) shall be subject to Section 3.11, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount paid through the date of payment.

(c) General. All prepayments made pursuant to this Section 3.3 shall (i) be subject to Section 3.11 and (ii) unless the Borrower shall specify otherwise, be applied first to Base Rate Loans, if any, and then to Eurodollar Loans in direct order of Interest Period maturities. Except as otherwise set forth in subclause (b) above, amounts prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof.

3.4 Termination, Reduction and Increase of Revolving Committed Amount.

(a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written notice to the Administrative Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding Competitive Loans to exceed the Revolving Committed Amount unless, concurrently with such termination or reduction, the Revolving Loans and/or the Competitive Loans are repaid to the extent necessary to eliminate such excess. The Commitments of the Lenders shall automatically terminate on the Termination Date. The Administrative Agent shall promptly notify each affected Lender of receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 3.4(a).

(b) Additional Commitments. The Borrower shall have the right no more than once a year to increase the Facilities up to an aggregate amount of $1,300,000,000 (with such increase to be applied pro rata to the Facilities) without the consent of the Lenders, subject however to the satisfaction of each of the following terms and conditions:

(i) to the knowledge of the Administrative Agent, no Default or Event of Default shall exist and be continuing at the time of such increase;

(ii) concurrently with the Borrower’s request for such increase hereunder, the Borrower shall deliver to the Administrative Agent, an officer’s certificate substantially in the form of Schedule 6.1(c) certifying that no Default or Event of Default has occurred and is continuing and demonstrating compliance with each of the financial covenants set forth in Sections 6.10 and 6.11 both before and after giving effect to the increase requested hereunder;

(iii) such increase shall be allocated in the following order:

(A) first, to the existing Lenders consenting to an increase in the amount of their Revolving Commitments; provided that (1) on or before the tenth Business Day following notification of a requested increase in the Revolving Committed Amount, each Lender shall notify the Borrower of the desired increase, if any, in its Revolving Commitment and (2) if the aggregate increases in the Revolving Commitments requested by the existing Lenders shall exceed the requested increase in the Revolving Committed Amount, the Revolving Commitments of such Lenders shall be increased on a pro rata basis according to the existing Commitment Percentage of such Lenders; and

(B) second, to any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the SEC) reasonably acceptable to the Administrative Agent and the Borrower;

(iv) each Person providing a new Commitment shall execute a New Commitment Agreement substantially in the form of Schedule 3.4(b) hereto and, upon such execution and the satisfaction of the other terms and conditions of this Section 3.4(b), such Person shall thereupon become a party hereto and have the rights and obligations of a Lender under this Credit Agreement as more specifically provided in the New Commitment Agreement; and

(v) the Administrative Agent shall promptly notify each Lender of (A) the new Revolving Committed Amount and (B) each Lender’s Commitment Percentage, in each case after giving effect to the one-time increase in Revolving Commitment referred to in this Section 3.4(b).

On the date (which date shall be a Business Day) on which the increase in the Revolving Committed Amount occurs the Administrative Agent and the Lenders shall make adjustments among the Lenders with respect to the Revolving Loans outstanding hereunder and under the Four-Year Credit Agreement and amounts of principal, interest, fees and other amounts paid or payable with respect thereto as shall be necessary in order to reallocate among the Lenders such outstanding amounts based on the new Commitment Percentages and to otherwise carry out fully the terms of this Section 3.4(b). The Borrower agrees that, in connection with any such increase in the Revolving Committed Amount, it will promptly (i) provide to each Lender providing a new or increased Revolving Commitment (upon surrender of the existing Revolving Note of such Lender in the case of an existing Lender) a Revolving Note in the amount of its new or increased (as applicable) Revolving Commitment substantially in the form of the Revolving Note attached hereto as Schedule 2.1(e) (but, in the case of a new Revolving Note given to an existing Lender that increases its Revolving Commitment, with notation thereon that it is given in substitution for and replacement of the original Revolving Note or any replacement notes thereof) and (ii) provide to each Lender (upon surrender of the existing Competitive Note of such Lender in the case of an existing Lender) a Competitive Note in the amount of the new Revolving Committed Amount substantially in the form of the Competitive Note attached hereto as Schedule 2.2(f) (but, in the case of a new Competitive Note given to an existing Lender, with notation thereon that it is given in substitution for and replacement of the original Competitive Note or any replacement notes thereof). Each of the parties hereto acknowledges and agrees that no Lender shall be obligated to increase its Revolving Commitment pursuant to the terms of this Section 3.4(b).

(c) Termination Date. The Revolving Commitments of the Lenders shall automatically terminate on the Termination Date.

(d)[Intentionally Omitted.]

(e)Change of Control.

(i) As set forth in Sections 2.1(a) above, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to this Section 3.4(e). Subject to the procedures set forth below in this clause (ii) of this Section 3.4(e), upon the occurrence of a Change of Control and the expiration of the 20-day notice period described below, each Lender shall have the right to terminate its Commitment hereunder and require that the Borrower prepay (and the Borrower agrees to so prepay) in full such Lender's outstanding Loans (such amount the "Change of Control Prepayment Amount"), plus accrued and unpaid fees and interest, if any, to the date of prepayment and all other obligations due to such Lender under this Credit Agreement and the other Credit Documents.

(ii) Upon the occurrence of any Change of Control, the Administrative Agent shall mail a notice (the "Change of Control Notice") simultaneously to all Lenders providing each Lender with notice of its rights under this Section 3.4(e) and a period of twenty (20) calendar days to evaluate the Change of Control and make a determination as to whether such Lender will terminate its Commitments and accept payment of the Change of Control Prepayment Amount, or whether such Lender will accept such Change of Control and continue as a Lender hereunder. The period beginning on the effective date of such Change of Control and continuing through the expiration of such twenty (20) notice day period shall be referred to herein as a "Change of Control Standstill Period"). The Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to this Section 3.4(e).

(iii) Lenders electing to have their Loans prepaid pursuant to this Section 3.4(e) shall so notify the Administrative Agent as directed in the Change of Control Notice; provided, however, that failure by any Lender to make a timely response shall be deemed to constitute an election by such Lender to terminate its Commitment and accept prepayment of its Loans. Upon the expiration date of the Change of Control Standstill Period, (A) all Lenders electing to terminate their Commitments (the "Terminating Lenders") shall surrender their Notes to the Administrative Agent at the address specified in Section 11.02, (B) all Notes held by Terminating Lenders shall be cancelled by the Borrower and the Borrower shall pay the applicable Change of Control Prepayment Amounts to the Administrative Agent, for the account of the Terminating Lenders, and all other Obligations due to the Terminating Lenders under this Agreement and the other Credit Documents, (C) the Commitments of the Terminating Lenders hereunder shall be terminated and the Revolving Committed Amount shall be automatically reduced by an amount equal to the aggregate amount of the Commitments so terminated, and (D) and the Commitments of those Lenders not electing to terminate their Commitments shall automatically continue.

(f) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Facility Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

3.5 Fees.

(a) Facility Fee. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the "Facility Fee") on the Revolving Committed Amount computed at a per annum rate for each day during the applicable Facility Fee Calculation Period (hereinafter defined) equal to the Applicable Percentage in effect from time to time. The Facility Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced or increased as provided in Section 3.4 and the Termination Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Facility Fee is payable hereunder being herein referred to as a "Facility Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

(b) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees referred to in the Administrative Agent’s Fee Letter (collectively, the "Administrative Agent’s Fees").

(c) Utilization Fee. During such periods as the aggregate principal amount of all outstanding Loans is greater than or equal to 50% of the Revolving Committed Amount (each such period a "Utilization Fee Period"), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the "Utilization Fee") on all Loans outstanding during each such Utilization Fee Period computed at a per annum rate for each day during such period equal to the Applicable Percentage for the Utilization Fee in effect from time to time. The Utilization Fee shall be due and payable in arrears on the last Business Day of each March, June, September and December for all Utilization Fee Periods occurring during the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

3.6 Capital Adequacy.

If any Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as defined below), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Credit Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). "Change" means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

3.7 Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Administrative Agent shall have reasonably determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

3.8 Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

3.9 Yield Protection.

If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

(a)  subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder;

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the Base Rate);

and the result of which is to increase the cost to any Lender of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender;

then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitments. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.10 Withholding Tax Exemption.

Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(a)    (i) on or before the date of any payment by the Borrower under this Credit Agreement or Notes to such Lender, deliver to the Borrower and the Administrative Agent (A) two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(ii) deliver to the Borrower and the Administrative Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

(b) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two (2) further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent in either case. Each Person that shall become a Lender or a participant of a Lender pursuant to subsection 10.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a participant of a Lender the obligations of such participant of a Lender pursuant to this Section 3.10 shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

3.11 Indemnity.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.11 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.12 Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans. Each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of Facility Fees, each payment of Utilization Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans and Participation Interests. With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated pro rata among the relevant Lenders of Competitive Loans in accordance with the then outstanding amounts of their respective Competitive Loans.

(b) Advances. Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its ratable share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

3.13 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 P.M. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.1(b) and 3.2 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Sections 2.1(b) and 3.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent convincing evidence to the contrary.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 3, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 9.7.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.14 Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.13 to share in the benefits of any recovery on such secured claim.

3.15 Payments, Computations, Etc.

(a) Except as otherwise specifically provided herein, all payments hereunder (other than payments in respect of Competitive Loans) shall be made to the Administrative Agent in dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Administrative Agent’s office specified in Schedule 2.1(a) not later than 4:00 P.M. on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement (other than payments in respect of Competitive Loans), specify to the Administrative Agent the Loans, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.12(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. All payments of principal and interest in respect of Competitive Loans shall be made in accordance with the terms of Section 2.2. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which (unless the Base Rate is determined by reference to the Federal Funds Rate) shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Loans, Fees or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to amounts owing to such Lender;

FOURTH, to the payment of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Loans;

SIXTH, to all other amounts and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above.

3.16 Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 10.3(c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.15 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be conclusive, absent convincing evidence to the contrary, evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

3.17 Replacement of Lenders.

In the event any Lender delivers to the Borrower any notice in accordance with Sections 3.6, 3.8, 3.9 or 3.10, then the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more additional banks or financial institutions (collectively, the "Replacement Lender"), provided that (A) at the time of any replacement pursuant to this Section 3.16, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to, and in accordance with the terms of, Section 10.3(b) (and with all fees payable pursuant to said Section 10.3(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (b) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 3.5(a), and (B) all obligations of the Borrower owing to the Replaced Lender (including all obligations, if any, owing pursuant to Section 3.6, 3.8 or 3.9, but excluding those obligations specifically described in clause (A) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

SECTION 4

CONDITIONS

4.1 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

(a) The Administrative Agent shall have received original counterparts of this Credit Agreement executed by each of the parties hereto;

(b) The Administrative Agent shall have received an appropriate original Revolving Note for each Lender requesting a Revolving Note, executed by the Borrower;

(c) The Administrative Agent shall have received an appropriate original Competitive Note for each Lender requesting a Competitive Note, executed by the Borrower;

(d) [intentionally omitted];

(e) The Administrative Agent shall have received all documents it may reasonably request relating to the existence and good standing of the Borrower, the corporate or other necessary authority for and the validity of the Credit Documents, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(f) The Administrative Agent shall have received a legal opinion of Harry L. Goldsmith, Esq., general counsel for the Borrower, dated as of the Closing Date and substantially in the form of Schedule 4.1(f);

(g) Since August 27, 2005 there shall not have occurred or otherwise exist an event or condition which has a Material Adverse Effect;

(h) The Administrative Agent shall have received, for its own account and for the accounts of the Lenders, all fees and expenses required by this Credit Agreement or any other Credit Document to be paid on or before the Closing Date;

(i) The Administrative Agent shall have received evidence that all obligations due and owing under the Existing Five-Year Credit Agreement shall have been, or concurrently with the date hereof will be, paid in full;

(j) The Administrative Agent shall have received evidence that all obligations due and owing under the Existing 364-Day Credit Agreement shall have been, or concurrently with the date hereof will be, paid in full and such facility terminated;

(k) The Administrative Agent shall have received evidence that the "Closing Date" under the Amended and Restated Five-Year Credit Agreement shall have occurred simultaneously;

(l) The Administrative Agent shall have received evidence that the effectiveness of the Term Loan Amendment shall have occurred simultaneously; and

(m) The Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Administrative Agent.

4.2 Conditions to all Extensions of Credit.

The obligations of each Lender to make, convert or extend any Loan (including the initial Loans) hereunder are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 4.1:

(a) The Borrower shall have delivered in the case of any Revolving Loan to the Administrative Agent, an appropriate Notice of Borrowing or Notice of Extension/Conversion,;

(b) The representations and warranties set forth in Section 5 shall be, subject to the limitations set forth therein, true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

(c) There shall not have been commenced against the Borrower an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

(d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

(e) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof), the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the Revolving Committed Amount.

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above. Notwithstanding the foregoing, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to Section 3.4(e) hereof.

SECTION 5

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents to the Administrative Agent and each Lender that:

5.1 Financial Position; No Internal Control Event.

(a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of August 27, 2005 and the audited consolidated statements of earnings and statements of cash flows for the year ended August 27, 2005 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (a) have been audited by Ernst & Young LLP, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such periods. During the period from August 27, 2005 to and including the Closing Date, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other person) material in relation to the consolidated financial position of the Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date. Since August 27, 2005, through and including the Closing Date, there has not occurred an event or condition which has had a Material Adverse Effect.

(b) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements through the Closing Date.

5.2 Organization; Existence; Compliance with Law.

Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all material Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.3 Power; Authorization; Enforceable Obligations.

The Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to borrow hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Borrower in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which the Borrower is a party. This Credit Agreement has been, and each other Credit Document to which the Borrower is a party will be, duly executed and delivered on behalf of the Borrower. This Credit Agreement constitutes, and each other Credit Document to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.4 No Legal Bar.

The execution, delivery and performance of the Credit Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or contractual obligation of the Borrower or any of its Subsidiaries in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law or contractual obligation, and (c) will not violate or conflict with any provision of the Borrower’s articles of incorporation or by-laws.

5.5 No Material Litigation.

Except as disclosed in Schedule 5.5, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or any of its properties before any Governmental Authority that (a) could reasonably be expected to have a Material Adverse Effect or (b) in any manner draw into question the validity, legality or enforceability of any Credit Document or any transaction contemplated thereby.

5.6 No Default.

Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of their contractual obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.7 Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

5.8 No Burdensome Restrictions.

Except as previously disclosed in writing to the Lenders on or prior to the Closing Date, no Requirement of Law or contractual obligation of the Borrower or any of its Subsidiaries would be reasonably expected to have a Material Adverse Effect.

5.9 Taxes.

Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Borrower, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.10 ERISA.

Except as would not result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Single Employer Plan and, to the best knowledge of the Borrower, each Multiemployer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c) Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate to any liability under any of Section 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e) Neither the Borrower, any Subsidiary of the Borrower nor any ERISA Affiliates has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106.

(f) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of any of Section 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Borrower in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders’ representation in Section 10.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company’s general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company’s general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of Section 4975(e)(1) of the Code.

5.11 Governmental Regulations, Etc.

(a) No part of the pro-ceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" in violation of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

(c)  Each of the Borrower and its Subsidiaries has obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), except where such violation could not reasonably be expected to have a Material Adverse Effect.

(e)  Each of the Borrower and its Subsidiaries is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions, except where such failure could not reasonably be expected to have a Material Adverse Effect.

5.12 Subsidiaries.

Schedule 5.12 sets forth all the Subsidiaries of the Borrower at the Closing Date, the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

5.13 Purpose of Loans.

The proceeds of the Loans hereunder shall be used solely by the Borrower to (a) to refinance existing Indebtedness of the Borrower under existing credit agreements, (b) repurchase stock in the Borrower, (c) to finance acquisitions to the extent permitted under this Credit Agreement and (d) for the working capital, commercial paper back up, capital expenditures and other lawful corporate purposes of the Borrower and its Subsidiaries.

5.14 Disclosure.

No certificate (including any financial statements or other documents or attached thereto) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.15 Taxpayer Identification Number.

The Borrower's true and correct U.S. taxpayer identification number is set forth on Schedule 10.1.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

6.1 Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within the earlier of (i) the 100th day after the end of each fiscal year of the Borrower and (ii) the day that is ten (10) Business Days after the date the Borrower's annual report on Form 10-K is required to be filed with the SEC, as of the end of such fiscal year, a consolidated balance sheet, consolidated statement of income, consolidated statement of stockholders’ equity and consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses that have been (x) disclosed to the Administrative Agent (it being understood that the Borrower’s filing with the SEC of a notice of such material weakness shall be deemed disclosure to the Administrative Agent), who in turn discloses such material weaknesses to the Lenders, and (y) remedied or otherwise diligently addressed (or in the process of being diligently addressed) by the Borrower in accordance with recommendations made by the Borrower's external auditors in consultation with the Borrower.

(b) Quarterly Financial Statements. Beginning with the fiscal quarter ending May 6, 2006, as soon as available, and in any event within the earlier of (i) the 50th day after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) the day that is five (5) Business Days after the date the Borrower's quarterly report on Form 10-Q is required to be filed with the SEC, as of the end of such fiscal quarter, together with a related condensed consolidated balance sheet, a condensed consolidated statement of income and a condensed consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, except for the condensed consolidated balance sheet that will be presented in comparative form to the Borrower’s most recent audited consolidated balance sheet, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Schedule 6.1(c), (i) demonstrating compliance with the financial covenants contained in Sections 6.10 and 6.11 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) certifying as to the Borrower's current senior unsecured (non-credit enhanced) long term debt rating from S&P and/or Moody's.

(d) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings on Forms 8-K, 10-Q or 10-K and any other material filings or registrations with the SEC, or any successor agency, and copies of all financial statements, proxy statements, material notices and material reports as the Borrower or any of its Subsidiaries shall send to its shareholders or to a holder of any Indebtedness owed by the Borrower or any of its Subsidiaries in its capacity as such a holder and (b) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environ-mental matters, the United States Occupational Health and Safety Administration, or any state or local agency respon-sible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(e) Notices. The Borrower will give written notice to the Administrative Agent (a) immediately upon obtaining knowledge thereof, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (b) upon the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries: (i) promptly upon the Borrower’s determination thereof, the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which is reasonably likely to have a Material Adverse Effect, (ii) promptly upon the Borrower’s determination thereof, the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect, or (iii) immediately upon obtaining knowledge thereof, of any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan, (c) immediately upon obtaining knowledge thereof, of any change in accounting policies or financial reporting practices by the Borrower or any Subsidiary that the Borrower’s external auditors consider to have a material impact on the consolidated financial statements of the Borrower and its Subsidiary, and (d) immediately upon obtaining knowledge thereof, of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.1(a)(ii) (in connection with its preparation of such opinion) or the Borrower's determination at any time of the occurrence or existence of any Internal Control Event.

(f) ERISA. Upon obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within five business days) of: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that reasonably could be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by a Financial Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

(g) Change of Control; Reorganization. Upon obtaining knowledge thereof, the Borrower will promptly provide the Administrative Agent and the Lenders with (i) written notice of any actual or expected Change of Control or Reorganization, (ii) the circumstances and relevant facts regarding such Change of Control or Reorganization (including the information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control or Reorganization, as the case may be), and (iii) such additional information and documents regarding such Change of Control or Reorganization as may be reasonably requested by the Administrative Agent and/or any Lender.

(h) Debt Rating. No later than five (5) days after a Financial Officer obtains knowledge of any such issuance of change, give notice to the Administrative Agent (by telephone, followed promptly by written notice transmitted by facsimile with a hard copy sent promptly thereafter) of any issuance of change (either expressly or pursuant to a letter from S&P or Moody’s stating an "implied" rating), in rating by S&P or Moody’s in respect of the Borrower’s non-credit enhanced senior long-term debt (secured or unsecured), together with details thereof.

(i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of all officer’s certificates delivered pursuant to Section 6.1(c) to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier, electronic mail or automatic electronic notification via the Borrower’s website) of the posting of any documents required to be delivered pursuant to Section 6.1(a), (b) or (d). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the officer's certificate required by Section 6.1(c) to the Administrative Agent. Except for such officer's certificates required by Section 6.1(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that, so long as it is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be made available by means of the Platform and shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements set forth herein and in the other Credit Documents; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor". Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "Public".

6.2 Preservation of Existence and Franchises.

Except as would not result in a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

6.3 Books and Records.

The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

6.4 Compliance with Law.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

6.5 Payment of Taxes and Other Indebtedness.

Except as otherwise provided pursuant to the terms of the definition of "Permitted Liens" set forth in Section 1.1, the Borrower will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due.

6.6 Insurance.

The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance, which may include self insurance, in such amounts and covering such risks as is consistent with sound business practices and similarly situated corporations.

6.7 Maintenance of Property.

The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

6.8 Use of Proceeds.

The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.13.

6.9 Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person.

6.10 Adjusted Debt to EBITDAR Ratio.

The Borrower shall cause the ratio of Consolidated Adjusted Debt to Consolidated EBITDAR as of the last day of each fiscal quarter to be no greater than 3.00 to 1.00.

6.11 Interest Coverage Ratio.

The Borrower shall cause the Consolidated Interest Coverage Ratio as of the last day of each fiscal quarter to be no less than 2.50 to 1.0.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

7.1 Liens.

The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of their Property, whether now owned or after acquired, except for Permitted Liens.

7.2 Nature of Business.

The Borrower will not, nor will it permit any of its Subsidiaries to, substantively alter the character or conduct of the business conducted by any such Person as of the Closing Date.

7.3 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Borrower will not, nor will it permit any of its Subsidiaries to:

(a) except in connection with a disposition of assets permitted by the terms of subsection (c) below, dissolve, liquidate or wind up their affairs;

(b) enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof, (i) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the surviving corporation; (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower; (iii) the Borrower or any of its Subsidiaries may merge or consolidate with any Person (other than the Borrower or any of its Subsidiaries) provided that (A) the Borrower or a Subsidiary of the Borrower is the surviving corporation and (B) after giving effect on a pro forma basis to such merger or consolidation, no Default or Event of Default would exist hereunder; and (iv) the Borrower may consummate the Reorganization pursuant to and in accordance with the provisions of the last paragraph of this Section 7.3.

(c) sell, lease, transfer or otherwise dispose of Property owned by and material to the Borrower and its Subsidiaries, taken as a whole (other than (i) any such sale, lease, transfer or other disposition by a Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower), provided, however, for the purposes of this subsection (c), sale-leaseback transactions entered into by the Borrower or its Subsidiaries shall not be deemed material to the Borrower and its Subsidiaries, taken as a whole to the extent the aggregate amount with respect to all such transactions entered into after the Closing Date does not exceed $500,000,000; and, provided further, the Borrower may consummate the Reorganization pursuant to and in accordance with the last paragraph of this Section 7.3; or

(d) except as otherwise permitted by Section 7.3(a) or Section 7.3(b), acquire all or any portion of the capital stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person; provided that (i) the Borrower or any of its Subsidiaries shall be permitted to make acquisitions of the type referred to in this Section 7.3(d), so long as such acquisitions are non-hostile and (ii) after giving effect on a pro forma basis to any such acquisition (including but not limited to any Indebtedness to be incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith), no Default or Event of Default would exist hereunder.

Notwithstanding the foregoing, but subject to the following provisions of this paragraph, the Borrower will be permitted to effect an internal reorganization that will result in the AutoZone parent company changing its state of incorporation from Nevada to Delaware and that will be accomplished either by (i) the Borrower merging with and into a new wholly-owned Subsidiary of the Borrower, which Subsidiary (x) will be incorporated in the state of Delaware and the surviving corporation of such merger, (y) shall, as a result of such merger, assume by operation of law all of the rights and obligations of the Borrower under the Credit Agreement, and (z) shall, immediately after the consummation of such merger, have management and controlling ownership substantially similar to that of the Borrower immediately prior to the consummation of such merger or (ii) the Borrower becoming a wholly-owned Subsidiary of a new holding company incorporated in the State of Delaware, the outstanding capital stock of which holding company will be owned by the current shareholders of the Borrower (either such transaction, the "Reorganization"). The Lenders hereby agree that the Borrower shall be permitted to consummate the Reorganization so long as (i) the consummation of the Reorganization shall not result in a material and adverse impact to the interests of the Administrative Agent and/or the Lenders under the Credit Agreement and the Notes, and (ii) after giving effect to the Reorganization, (A) the Borrower become a wholly-owned subsidiary of a corporation organized in the State of Delaware and (B) that the management and controlling ownership of such parent corporation immediately after the consummation of the Reorganization be substantially similar to that of the Borrower immediately prior to the consummation of the Reorganization. The Borrower hereby agrees (i) to provide the Administrative Agent and the Lenders with such additional information and documents related to the Reorganization as may be reasonably requested by the Administrative Agent and/or any Lender and (ii) to execute within a reasonable time after consummation of the Reorganization (not to exceed sixty (60) days unless otherwise agreed by the Administrative Agent) such appropriate amendments, corporate authority documents and other supporting documents to or under the Credit Agreement evidencing any changes made necessary by the consummation of the Reorganization (including, without limitation, (x) in the event the Borrower merges with and into a new wholly-owned Subsidiary of the Borrower, a legal opinion of Borrower’s counsel, in form and substance reasonably acceptable to the Administrative Agent’s legal counsel, addressing the enforceability of the Credit Documents with respect to such surviving Subsidiary and (y) in the event that the Borrower becomes a wholly-owned subsidiary of a new parent holding company incorporated in Delaware, a guaranty by such new parent holding company of the Borrower’s obligations under the Credit Agreement) and such other changes as may be mutually agreed to by the Borrower (or its successor, if applicable) and the parties hereto, each in form and substance reasonably acceptable to the Borrower (or its successor, if applicable), the Administrative Agent and the Required Lenders. The Borrower acknowledges that the agreement of the Lenders evidenced in this paragraph is given in reliance upon the foregoing conditions and agreements and shall be deemed revoked if any such condition or agreement is breached.

7.4 Fiscal Year.

The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year without first obtaining the written consent of the Required Lenders (such consent not to be unreasonably withheld).

7.5 Subsidiary Indebtedness.

The Borrower will not permit any of its Subsidiaries to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness set forth on Schedule 7.5 (and any renewals, refinancings or extensions thereof on terms and conditions no more favorable, in the aggregate, to such creditor than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

(b) intercompany Indebtedness owed by a Subsidiary of the Borrower to the Borrower or to another wholly-owned Subsidiary of the Borrower;

(c) Indebtedness of the Subsidiaries incurred after the Closing Date to provide all or a portion of the purchase price of short-lived assets (such as trucks and computer equipment) which may be treated as Capital Leases in accordance with GAAP in an aggregate amount not to exceed $100,000,000 in any fiscal year;

(d) Indebtedness of the Subsidiaries incurred in connection with synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financings in an aggregate amount not to exceed $150,000,000 in any two consecutive fiscal years;

(e) Indebtedness of the Mexican Subsidiaries in an aggregate principal amount for all Mexican Subsidiaries not to exceed $150,000,000 at any time outstanding; and

(f) other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

(a) Payment. The Borrower shall

(i) default in the payment when due of any principal of any of the Loans, or

(ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants. The Borrower shall

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 6.2, 6.8, 6.10, 6.11 or 7.1 through 7.3, inclusive, and 7.5, or

(ii) default in the due performance of any term, covenant or agreement contained in Section 6.1 and such default shall continue unremedied for a period of at least 5 days after the earlier of a responsible officer of the Borrower becoming aware of such default or notice thereof by the Administrative Agent.

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 8.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of the Borrower becoming aware of such default or notice thereof by the Administrative Agent; or

(d) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to the Borrower or any of its Subsidiaries; or

(e) Other Indebtedness. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement or owing to the Borrower or any of its Subsidiaries) in excess of $35,000,000 in the aggregate for the Borrower and its Subsidiaries taken as a whole, (i) the Borrower or any of its Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due prior to the applicable maturity date, but after the expiration of all applicable grace periods, and such Indebtedness shall not be repaid when due; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof and shall not be repaid when due; or

(f) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $25,000,000 or more in the aggregate (to the extent not paid or covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof, or if longer, within the applicable appeal period (but in no event for more than 90 days from the entry thereof); or

(g) ERISA. Any of the following events or conditions, if such event or condition reasonably could be expected to have a Material Adverse Effect: (1) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

8.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the satisfaction of the Required Lenders (pursuant to the voting procedures in Section 10.6), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Administrative Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(d) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder in respect thereof automatically shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

SECTION 9

AGENCY PROVISIONS

9.1 Appointment and Authority.

Each Lender hereby designates and appoints Bank of America as administrative agent (in such capacity as Administrative Agent hereunder, the "Administrative Agent") of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Affiliates.

9.2 Delegation of Duties.

The Administrative Agent may execute any of its respective duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided that the use of any agents or attorneys-in-fact shall not relieve the Administrative Agent of its duties hereunder.

9.3 Exculpatory Provisions.

The Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower or any of its Affiliates.

9.4 Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, facsimile, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.3(b) hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

9.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that each of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower or its Affiliates and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder.

9.8 Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Borrower and its respective Affiliates as though Bank of America were not the Administrative Agent hereunder, as applicable, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America and its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under the Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include Bank of America, in its individual capacity.

9.9 Successor Administrative Agent.

The Administrative Agent may at any time resign upon 20 days' written notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, so long as no Default or Event of Default has occurred and is continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section and (3) the retiring Administrative Agent will provide to the Borrower and the Lenders reasonable access to the Register and/or copies of each Lender’s Administrative Questionnaire. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.7 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.10 Syndication Agent.

The Syndication Agent, in its capacity as such, shall have no rights, powers, duties or obligations under this Credit Agreement or any of the other Credit Documents.

SECTION 10

MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted and received (by confirmation of receipt) via telecopy (or other facsimile device) to the number set out below, (iii) the day on which the same has been delivered by a reputable national overnight air courier service to the addressee, or (iv) the day on which the same is delivered to the addressee or delivery refused by the addressee by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.1, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. FURTHERMORE, THE BORROWER DOES NOT WARRANT THE ADEQUACY OF THE PLATFORM, AND MAKES NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IN CONNECTION WITH THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon, in good faith, any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower and reasonably understood by the Administrative Agent and/or the Lenders, as applicable, to be authentic even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower (but excluding any such losses, costs, expenses and liabilities that (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party or (y) result from a claim brought by the Borrower against the Administrative Agent or such Related Party for breach in bad faith of such party’s obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2 Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of such Person to such Lender hereunder, under the Notes or the other Credit Documents, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 3.13 or Section 10.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

10.3 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender other than in connection with a Reorganization permitted by Section 7.3 hereof and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.3(b), (ii) by way of participation in accordance with the provisions of Section 10.3(d), (iii) to an SPV in accordance with the provisions of Section 10.3(g) or (iv) by way of a pledge of its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it; provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, and in integral multiples of $1,000,000 in excess thereof; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. The following consents shall be required for any assignment (subject to the applicable limitations set forth below):

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility or an Affiliate of such Lender; and

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.3(b) (unless waived by the Administrative Agent in its sole discretion); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10 and 3.11 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.3(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The Administrative Agent will make reasonable efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary (including with regard to assignments of Loans and transfers of Notes). The entries in the Register shall be conclusive, absent convincing evidence to the contrary, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.3(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.10 and 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10 as though it were a Lender.

(f) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPV") the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.14. Each party hereto hereby agrees that (i) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPV shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500 (unless waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.

10.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

10.5 Payment of Expenses, etc.

The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses (i) of the Administrative Agent and the Arrangers (and their respective Affiliates) in connection with the syndication of the credit facilities provided for herein, the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, subject to any agreed upon limitations, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Administrative Agent and non-duplicative allocated costs of internal counsel) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (ii) of the Administrative Agent and the Lenders (and their respective Affiliates) in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel (including non-duplicative allocated costs of internal counsel) for the Administrative Agent and each of the Lenders); (b) pay and hold each of the Lenders harmless from and against any and all future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (c) indemnify the Administrative Agent, each Lender, and their respective officers, directors, employees, representatives, agents and Affiliates (each an "Indemnitee") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto, but excluding any investigation initiated by the Person seeking indemnification hereunder) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel (including non-duplicative allocated costs of internal counsel) incurred in connection with any such investigation, litigation or other proceeding or (ii) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by the Borrower or any of its Subsidiaries, or the failure by the Borrower or any of its Subsidiaries to comply with any Environmental Law (but excluding, in the case of either of clause (i) or (ii) above, any such losses, liabilities, claims, damages or expenses that (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction). In no event shall the Administrative Agent or any Lender be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall the Administrative Agent or any Lender have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

10.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided, however, that:

(a) no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby, (i) reduce the rate or extend the time of payment of interest (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) an amendment approved by the Required Lenders as set forth in the definition of "Applicable Percentage" following the withdrawal by S&P and Moody’s of their ratings on the Borrower’s senior unsecured (non-credit enhanced) long term debt) on any Loan or fees hereunder, (ii) reduce the rate or extend the time of payment of any fees owing hereunder, (iii) extend (A) the Commitments of the Lenders, or (B) the final maturity of any Loan, or any portion thereof, or (iv) reduce the principal amount on any Loan;

(b) no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby, (i) except as otherwise permitted under Section 3.4(b), increase the Commitments of the Lenders over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section 10.6 or Section 3.6, 3.10, 3.11, 3.12, 3.13, 8.1(a), 10.2, 10.3, 10.5 or 10.9, (iii) reduce or increase any percentage specified in, or otherwise modify, the definition of "Required Lenders," or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents to which it is a party;

(c) no provision of Section 9 may be amended without the consent of the Administrative Agent, such consent not to be unreasonably withheld; and

(d) designation of the Master Account or of any Financial Officer may not be made without the written consent of at least two Financial Officers of the Borrower.

10.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

10.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

10.9 Survival.

All indemnities set forth herein, including, without limitation, in Section 3.9, 3.11, 9.7 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Loans hereunder.

10.10 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

10.12 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

10.13 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b) The term of this Credit Agreement shall be until no Loans or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

10.14 Confidentiality.

The Administrative Agent and the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Administrative Agent or any such Lender by or on behalf of the Borrower (whether before or after the Closing Date) which relates to the Borrower or any of its Subsidiaries (the "Information"). Notwithstanding the foregoing, the Administrative Agent and each Lender shall be permitted to disclose Information (i) to its affiliates, officers, directors, employees, agents and representatives in connection with its participation in any of the transactions evidenced by this Credit Agreement or any other Credit Documents or the administration of this Credit Agreement or any other Credit Documents; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement or any agreement entered into pursuant to clause (iv) below, (B) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Borrower or (C) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Borrower; (iv) to any actual or prospective assignee, participant or counterparty (or its advisors) to any swap, hedge, securitization or derivative transaction relating to any of its rights or obligations under this Agreement or relating to the Borrower and its obligations so long as such actual or prospective assignee, participant or counterparty (or its advisor) first specifically agrees in a writing furnished to and for the benefit of the Borrower to be bound by that terms of this Section 10.14; (v) to the extent required in connection with the exercise of remedies under this Credit Agreement or any other Credit Documents; or (vi) to the extent that the Borrower shall have consented in writing to such disclosure. Nothing set forth in this Section 10.14 shall obligate the Administrative Agent or any Lender to return any materials furnished by the Borrower.

10.15 Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds used by such Lender in connection with the financing hereunder:

(a) no part of such funds constitutes assets allocated to any separate account (as such term is defined in Section 3(17) of ERISA) maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b) the source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Class Exemption ("PTE") 90-1 (issued  by the United States Department of Labor January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued June 12, 1991 and amended by PTE 2002-13 (issued March 1, 2002)), the requirements of Section III(b) of PTE 90-1 or Section III(b) of PTE 91-38 are and will continue to be satisfied, and no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(c) the source is an "insurance company general account" within the meaning of PTE 95-60 (issued July 12, 1995 and amended by PTE 2002-13 (issued March 1, 2002)) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement for such Lender most recently filed with such Lender's state of domicile;

(d) the source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 issued March 13, 1984 and amended by PTE 2002-13 (issued March 1, 2002) (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), and the applicable conditions of the QPAM Exemption are satisfied; or

(e) such funds constitute assets of one or more employee benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 10.15, the term "employee benefit plan" shall have the meaning assigned to such term in Section 3(3) of ERISA.

10.16 Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

10.17 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor either Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or either Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor either Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship arising out of the transactions contemplated hereby; and (v) the Administrative Agent and Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty arising out of the transactions contemplated hereby.

[Signature Pages to Follow]

AUTOZONE, INC.

By: /s/ James A. Cook III
Name: James A. Cook III
Title: Vice President and Treasurer

By: /s/ Harry L. Goldsmith
Name: Harry L. Goldsmith
Title: Executive Vice President, Secretary &
General Counsel

ADMINISTRATIVE
AGENT:                         BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Mollie S. Camp
Name: Mollie S. Camp
Title: Vice President

LENDERS:                           BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Dan Killian
Name: Dan M. Killian
Title: Senior Vice President

CITICORP USA, INC.

By: /s/ P. Nesbit
Name: P. Nesbit
Title: Director

JPMorgan Chase Bank, N.A.

By: /s/ Barry Bergman
Name: Barry Bergman
Title: Managing Director

SunTrust Bank

By: /s/ Bryan W. Ford
Name: Bryan W. Ford
Title: Director

Wachovia Bank, National Association

By: /s/ Anthony D. Braxton
Name: Anthony D. Braxton
Title: Director

MERRILL LYNCH BANK USA

By: /s/ David Millett
Name: David Millett
Title: Vice President

BNP PARIBAS

By: /s/ Brad Ellis
Name: Brad Ellis
Title: Vice President

By: /s/ Aurora Abella
Name: Aurora Abella
Title: Vice President

KeyBank National Association

By: /s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Senior Vice president

National City Bank

By: /s/ Michael J. Durbin
Name: Michael J. Durbin
Title: Senior Vice President

Union Bank of California, N.A.

By: /s/ Theresa L. Rocha
Name: Theresa L. Rocha
Title: Vice President

[US Bank National Association]

By: /s/ Heather Hinkelman
Name: Heather Hinkelman
Title: Banking Officer

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Houston Agency

By: /s/ Douglas M. Barnell
Name: Douglas M. Barnell
Title: Vice President & Manager

Calyon New York Branch

By: /s/ David P. Cagle
Name: David P. Cagle
Title: Managing Director

By: /s/ Brian Myers
Name: Brian Myers
Title: Managing Director

Fifth Third Bank

By: /s/ John K. Perez
Name: John K. Perez
Title: Vice President

FORTIS CAPITAL CORP

By: /s/ R.L.A. Rutgers van Rozenburg
Name: R.L.A. Rutgers van Rozenburg
Title:

By: /s/ Daniel M. Jaffe
Name: Daniel M. Jaffe
Title: Vice President

Wells Fargo Bank, N.A.

By: /s/ Zach Johnson
Name: Zach Johnson
Title: Senior Vice President

Comerica Bank

By: /s/ Heather Whiting
Name: Heather Whiting
Title: Assistant Vice President

Mizuho Corporate Bank, Ltd.

By: /s/ Bertram Tang
Name: Bertram Tang
Title: Senior Vice President & Team Leader

AmSouth Bank

By: /s/ Elizabeth H. Vaughn
Name: Elizabeth H. Vaughn
Title: Vice President

The Bank of New York

By: /s/ Scott DeTraglia
Name: Scott DeTraglia
Title: Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By: /s/ Michael S. Roseman
Name: Michael S. Roseman
Title: Vice President

The Northern Trust Company

By: /s/ Thomas R. Hasenauer
Name: Thomas R. Hasenauer
Title: Vice President

BRANCH BANKING AND TRUST COMPANY

By: /s/ Roberts A. Bass
Name: Roberts A. Bass
Title: Senior Vice President

Capital One, N.A.

By: /s/ Julie Nosser
Name: Julie Nosser
Title: Assistant Vice President